UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EVOLVING SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 23, 2007, the Company filed its Definitive Proxy Statement on Schedule 14A with respect to its Annual Meeting of Stockholders to be held on June 15, 2007.  In the proxy statement the Company stated its belief that the approval of the Amendment to Evolving Systems’ Certificate of Incorporation would be deemed a “non-routine” matter for brokers that hold their clients’ shares in “street name” (in other words, absent instructions to a stockholder’s broker, the broker could not exercise discretionary authority to vote such stockholder’s shares and a “broker non-vote” would occur with respect to such shares).  Broker non-votes have the effect of a vote against this proposal.

On May 17, 2007, the New York Stock Exchange informed Broadridge (formerly ADP) and the Company that the above referenced proposal is, in fact, to be considered a “routine” matter.  Brokers that hold their clients’ shares in “street name,” therefore, may exercise discretionary authority to vote such stockholder’s shares absent specific instructions from the applicable stockholder.  All references and discussions in the Company’s proxy referring to Proposal No. 2 (Approval of an Amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock) as “non-routine,” therefore, should be changed to refer to “routine” matters.